Exhibit 99.1
------------

                     SHANGHAI COPYTELE ELECTRONICS CO., LTD.
                     ---------------------------------------
                 (Registered in the People's Republic of China)
                 ----------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                                OCTOBER 31, 1999
                                ----------------

                                                                                               Page
Report of Independent Public Accountants                                                        F-1

Balance Sheets as of October 31, 1999 and 1998                                                  F-2

Statements of Operations for each of the three years ended
  October 31, 1999                                                                              F-3

Statements of Cash Flows for each of the three years
  ended October 31, 1999                                                                  F-4 - F-5

Statements of Owners' Equity for each of the three years ended
  October 31, 1999                                                                              F-6

Notes to Financial Statements                                                            F-7 - F-14




Information required by schedules called for under Regulation S-X is either not applicable or is included in the financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Investors of

         Shanghai CopyTele Electronics Co., Ltd.
         ---------------------------------------

We have audited the accompanying balance sheets of Shanghai CopyTele Electronics Co., Ltd. (established in the People's Republic of China) as of October 31, 1999 and 1998, and the related statements of operations, cash flows and owners' equity for each of the three years ended October 31, 1999. These financial statements are the responsibility of the management of Shanghai CopyTele Electronics Co., Ltd. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai CopyTele Electronics Co., Ltd. as of October 31, 1999 and 1998, and the results of its operations, cash flows and the changes in its owners' equity for each of the three years ended October 31, 1999, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Shanghai CopyTele Electronics Co., Ltd. (the "Company") will continue as a going concern. As discussed in Note 1 to the financial statements, the Company continues to have negative working capital and is incurring losses from its operations that raises substantial doubt about its ability to continue as a going concern. The Company is taking action to improve its liquidity and believes that it has sufficient resources to continue in operation. Nevertheless, as discussed in Notes 3 and 8 to the financial statements, the Company remains heavily dependent upon its principal customer and major shareholder, CopyTele, Inc., for future sales and profitability. Inventories have been stated at cost in the financial statements, on the assumption that gross margins on sales to CopyTele, Inc. will improve. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Shanghai, PRC
November 24, 1999



                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                                 BALANCE SHEETS
                                 --------------
                         AS OF OCTOBER 31, 1999 AND 1998
                         -------------------------------
                  (Amounts expressed in United States Dollars)
                  --------------------------------------------

                                                       Note       October 31, 1999      October 31, 1998
                                                    ----------   -------------------   -------------------
ASSETS

CURRENT ASSETS:
   Cash on hand and at banks                                              17,793                51,760
   Due from CopyTele, Inc.                              8                861,611               661,592
   Inventories                                          3              1,574,315             3,568,202
   Other current assets                                                    5,812                68,581
                                                               -------------------   -------------------

       Total current assets                                            2,459,531             4,350,135

PROPERTY, PLANT AND EQUIPMENT, net                      4              1,641,066             1,812,310

LAND USE RIGHT, net                                     5                287,055               293,273
                                                               -------------------   -------------------

TOTAL ASSETS                                                           4,387,652             6,455,718
                                                               ===================   ===================

LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
   Short-term loans                                     6              1,080,268               999,316
   Accounts payable                                                      206,680               221,459
   Due to CopyTele, Inc.                                8              2,269,072             3,916,628
   Other current liabilities                                             104,046               116,593
                                                               -------------------   -------------------

       Total current liabilities                                       3,660,066             5,253,996
                                                               -------------------   -------------------

OWNERS' EQUITY

   Paid-in capital                                      1              3,500,000             3,500,000
   Accumulated deficit                                                (2,772,414)           (2,298,278)
                                                               -------------------   -------------------

       Total Owners' Equity                                              727,586             1,201,722
                                                                 -------------------   -------------------

TOTAL LIABILITIES AND OWNERS' EQUITY                                   4,387,652             6,455,718
                                                                 ===================   ===================



The accompanying notes are an integral part of these balance sheets.



                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                            STATEMENTS OF OPERATIONS
                            ------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
               ---------------------------------------------------
                  (Amounts expressed in United States Dollars)
                  --------------------------------------------

                                                                For the years ended October 31,
                                                      -----------------------------------------------------
                                             Note          1999               1998              1997
                                            --------  ----------------   ---------------   ----------------
SALES, net                                     8                -                -                 -
                                                      ----------------   ---------------  -----------------
SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                                 (399,782)         (631,101)         (594,375)
                                                      ----------------   ---------------   ----------------

       Operating loss                                       (399,782)         (631,101)         (594,375)

OTHER OPERATING INCOME (EXPENSES)

   Interest expenses, net                                    (76,115)          (56,117)          (19,870)
   Foreign exchange (loss) gain, net                             551               169             5,002
   Others, net                                                 1,210             1,196              (559)
                                                      ----------------   ---------------   ----------------

       Loss before taxation                                 (474,136)         (685,853)         (609,802)

TAXATION                                       7                 -                 -                 -
                                                      ----------------   ---------------   ----------------

NET LOSS                                                    (474,136)         (685,853)         (609,802)

ACCUMULATED DEFICIT, beginning of year                    (2,298,278)       (1,612,425)       (1,002,623)
                                                      ----------------   ---------------   ----------------

ACCUMULATED DEFICIT, end of year                          (2,772,414)       (2,298,278)       (1,612,425)
                                                      ================   ===============   ================



The accompanying notes are an integral part of these statements.



                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
               ---------------------------------------------------
                  (Amounts expressed in United States Dollars)
                  --------------------------------------------

                                                                For the years ended October 31,
                                                      -----------------------------------------------------
                                                           1999               1998              1997
                                                      ----------------   ---------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Cash received from sales of goods                        460,113          1,111,118           455,375
   Interest received                                          1,405              2,124             6,468
   Interest paid                                            (77,520)           (58,241)          (26,338)
   Payment to suppliers, employees and others              (498,917)        (1,553,313)         (809,641)
                                                      ----------------   ---------------   ----------------

      Net cash used in operating activities                (114,919)          (498,312)         (374,136)
                                                      ----------------   ---------------   ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Payment for purchases of property, plant and
     equipment                                                 -              (85,122)         (991,839)
                                                      ----------------   ---------------   ----------------

      Net cash used in investing activities                    -              (85,122)         (991,839)
                                                      ----------------   ---------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds of short-term loans                              80,952            499,304           500,012
                                                      ----------------   ---------------   ----------------

      Net cash provided by financing activities              80,952            499,304           500,012
                                                      ----------------   ---------------   ----------------

Net Decrease in cash and cash equivalents                   (33,967)           (84,130)         (865,963)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               51,760            135,890         1,001,853
                                                      ----------------   ---------------   ----------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     17,793             51,760           135,890
                                                      ================   ===============   ================



                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                      STATEMENTS OF CASH FLOWS (Continued)
                      ------------------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
               ---------------------------------------------------
                  (Amounts expressed in United States Dollars)
                  --------------------------------------------

                                                                For the years ended October 31,
                                                      -----------------------------------------------------
                                                           1999               1998              1997
                                                      ----------------   ---------------   ----------------
RECONCILIATIONS OF NET LOSS TO  NET CASH USED IN
   OPERATING ACTIVITIES:

NET LOSS                                                   (474,136)          (685,853)         (609,802)
Depreciation and amortization                               177,462            176,708           106,143
Interest income                                              (1,405)            (2,124)           (6,468)
Interest expenses                                            77,520             58,241            26,338
Decrease (increase) in inventories                        1,993,887          1,262,259        (4,830,407)
(Increase) decrease in due from CopyTele, Inc. and
   other current assets                                    (137,250)          (698,185)          212,127
(Decrease) increase in accounts payable, due to
   CopyTele, Inc. and other current liabilities          (1,674,882)          (553,241)        4,747,803
Interest received                                             1,405              2,124             6,468
Interest paid                                               (77,520)           (58,241)          (26,338)
                                                      ----------------   ---------------   ----------------

      Net cash used in operating activities                (114,919)          (498,312)         (374,136)
                                                      ================   ===============   ================



The accompanying notes are an integral part of these statements.



                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                          STATEMENTS OF OWNERS' EQUITY
                          ----------------------------
               FOR THE YEARS ENDED OCTOBER 31, 1999, 1998 AND 1997
               ---------------------------------------------------
                  (Amounts expressed in United States Dollars)
                  --------------------------------------------

                                                                           Accumulated

                                                      Paid-in capital        deficit            Total
                                                      ----------------   ---------------   ----------------
BALANCE, October 31, 1996                                 3,500,000         (1,002,623)        2,497,377

Net loss for the year                                          -              (609,802)         (609,802)
                                                      ----------------   ---------------   ----------------

BALANCE, October 31, 1997                                 3,500,000         (1,612,425)        1,887,575

Net loss for the year                                          -              (685,853)         (685,853)
                                                      ----------------   ---------------   ----------------

BALANCE, October 31, 1998                                 3,500,000         (2,298,278)        1,201,722

Net loss for the year                                         -               (474,136)         (474,136)
                                                      ----------------   ---------------   ----------------

BALANCE, October 31, 1999                                 3,500,000         (2,772,414)          727,586
                                                      ================   ===============   ================




The accompanying notes are an integral part of these statements.

                     Shanghai CopyTele Electronics Co., Ltd.
                     ---------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
  (Amounts expressed in United States Dollars ("USD") unless otherwise stated)
  ----------------------------------------------------------------------------



1.    ORGANIZATION AND PRINCIPAL ACTIVITIES
      --------------------------------------

Shanghai CopyTele Electronics Co., Ltd. (the "Company") is an equity joint venture registered in the People's Republic of China ("PRC") on May 18, 1995 with an operating period of twenty years. The Company's scope of business consists of the manufacture and sale of multifunctional telecommunications products. The Company commenced its commercial production in February 1997.

The registered capital of the Company is USD 3.5 million. As of October 31, 1999, the joint venture partners and their respective capital contributions to the Company are as follows:

                                                    Country of       Percentage of         Capital
                                                                                  -
              Joint Venture Partner               Incorporation         Ownership        Contributed
     -----------------------------------------  -------------------  ----------------  -----------------
                                                                                             USD
     CopyTele, Inc.                              United States of          55%              1,925,000
                                                     America

     Shanghai Electronic Components                    PRC                 35%              1,225,000
        Corporation

     Shanghai International Trade and                  PRC                 10%                350,000
        Investment Developing Corp.
                                                                     ----------------  -----------------

     Total                                                                100%              3,500,000
                                                                     ================  =================

Shanghai Electronic Components Corporation has assigned a 30% interest to Shanghai Instrumentation and Electronics Holding Group Company and a 5% interest to Shanghai International Trade and Investment Developing Corp.

As of October 31, 1999, the Company had net current liabilities of approximately USD 1,201,000, and was incurring losses from its operations. The current working capital includes approximately USD 2,459,000 (inclusive of approximately USD 1,574,000 of inventories) of current assets and approximately USD 3,660,000 (inclusive of approximately USD 2,269,000 due to CopyTele, Inc.) of current liabilities. The Company believes that these resources will be sufficient to continue its operations, as presently conducted, after giving effect to anticipated reductions in the Company's requirements for component purchases and reductions in administrative and support personnel, if necessary.

The Company is seeking to improve its liquidity through the sale of products, deferral of repayment of amounts due to CopyTele, Inc., and additional borrowing of bank loans, although there can be no assurance that any of these plans can be implemented at terms that will be favorable to the Company.

2.    PRINCIPAL ACCOUNTING POLICIES
      -----------------------------

The financial statements were prepared in accordance with generally accepted accounting principles in United States of America ("US GAAP"). This basis of accounting differs from that used in the statutory accounts prepared in accordance with the accounting principles and the relevant financial regulations applicable to joint venture enterprises as established by the Ministry of Finance of China ("PRC GAAP").

The principal adjustments made to conform the statutory accounts of the Company to US GAAP were:

o          Charge  the   expenses  and  exchange   loss   incurred   during  the
           pre-operating period, which were capitalized as non-current assets in its statutory accounts, to the statements of operations.

o Write off the technical know-how contributed by CopyTele, Inc. as paid-in capital, which was capitalized as intangible assets in its statutory accounts, to the statements of operations.

The financial statements of the Company were prepared in conformity with US GAAP as if those standards had been consistently applied throughout the years. The following accounting policies were adopted in the preparation of these financial statements:

      (a)  Cash and Cash Equivalents

           Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with on original maturity of three months or less.

      (b)  Inventories

           Inventories are stated at the lower of cost, calculated using the weighted-average method, and net realizable value.

      (c)  Property, Plant and Equipment

           Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the property, plant and equipment, after taking into account an estimated residual value of 10% of cost. The estimated useful lives are as follows:

                Buildings                                              18 years
                Machinery and equipment                                10 years
                Motor vehicles                                          5 years
                Office equipment                                        5 years

      (d)  Land Use Right

           Land use right is stated at cost less accumulated amortization. Amortization of land use right is provided using the straight-line method over 50 years

      (e)  Foreign Currency Translations and Balances

           The Company maintains its books and accounting records in Renminbi ("RMB"), which is not a freely convertible currency. Transactions in foreign currencies are translated into RMB at the exchange rates prevailing at the date of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into RMB at the exchange rates prevailing at that date. Exchange differences are included in the determination of income.

           The management determines that USD is the Company's functional currency. The accounts of the Company are translated into USD as if the Company's books and records had been initially recorded in USD. To accomplish that result, all non-monetary accounts are translated at historical exchange rates between USD and RMB.

      (f)  Sales Recognition

           Sales represent the invoiced value of goods, net of discounts, returns and surtaxes. Sales are recognized upon passing of title to customers.

      (g)  Taxation

           The Company provides for Enterprise Income Tax ("EIT") on the basis of its statutory profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for EIT purposes.

Other taxes are provided in accordance with the prevailing PRC tax regulations.

Deferred taxation is provided under the liability method whereby deferred taxation is recognized for temporary differences using enacted tax rates in effect in the years in which the differences are expected to reverse. Temporary differences are the differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      (h)  Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    INVENTORIES
      -----------

                                                1999                  1998
                                      --------------------  --------------------

     Raw materials                           1,366,773             2,718,262
     Work-in-process                           173,187               681,982
     Finished goods                             34,355               167,958
                                      --------------------  --------------------
                                             1,574,315             3,568,202
                                      ====================  ====================

As discussed in Note 8, the Company relies very heavily on CopyTele, Inc. for its purchase of the Company's products. Therefore, the ultimate realizability of the Company's inventories is dependent on future sale of products to CopyTele, Inc.. During its fiscal years ended October 31, 1999, 1998 and 1997, the Company incurred a gross loss of approximately USD 192,000, USD 189,000 and USD 225,000 respectively for its sales to CopyTele, Inc. Management has recorded the Company's inventories as of October 31, 1999 at cost and a provision to state inventories at their net realizable value has not been made on the basis that sales prices are expected to improve. To date, shipments of the Company's products have been limited. Accordingly, there can be no assurance that the Company will not be required to reduce the selling price of its products below their current carrying value to accomplish certain business strategies, which would require a reduction of such carrying value.

4.    PROPERTY, PLANT AND EQUIPMENT
      ------------------------------

                                             1999                  1998
                                      --------------------  --------------------

    Buildings                               908,101               908,101
    Machinery and equipment                 951,153               951,153
    Motor vehicles                           52,971                52,971
    Office equipment                        184,764               184,764

                                      --------------------  --------------------
                                          2,096,989             2,096,989
    Less: Accumulated depreciation         (455,923)             (284,679)
                                      --------------------  --------------------

    Net                                    1,641,066            1,812,310
                                      ====================  ====================

As of October 31, 1999 and 1998, the Company's buildings with net book value of approximately USD 772,000 and USD 815,000 respectively were used as mortgage of short-term bank loans (Note 6).

5.    LAND USE RIGHT
      ---------------

                                              1999                  1998
                                      --------------------  --------------------

     Cost                                    309,473               309,473
     Accumulated amortization                (22,418)              (16,200)
                                      --------------------  --------------------

     Net                                    287,055                293,273
                                      ====================  ====================

All land in the PRC is owned by the state or is subject to collective ownership and neither individuals nor legal entities may own land. The Company acquired the right to use the land on which its factory is located for USD 309,473.

6.    SHORT-TERM LOANS
     -----------------

                                              1999                                 1998
                               -----------------------------------  -----------------------------------
                                Interest rate                        Interest rate
                                  per annum           Amount           per annum           Amount
                               ----------------  -----------------  -----------------  ----------------
     Bank loans                  5.86%-7.13%           999,328        7.69%-8.64%            999,316
     Loan from a joint
       venture partner              5.86%               80,940                                  -
                                                 -----------------                     ----------------
                                                     1,080,268                               999,316
                                                 =================                     ================

As of October 31, 1999 and 1998, bank loans were secured by the Company's buildings (Note 4).

Based on the borrowing rates currently available to the Company, the carrying amount of its short-term loans approximated its fair value.

7.    TAXATION
      ---------

      (a)  Value-Added Tax ("VAT")

The Company is subject to VAT, which is charged on top of the selling price at a general rate of 17%. An input credit is available whereby VAT previously paid on purchases of semi-finished products or raw materials etc. can be used to offset the VAT on sales to determine the net VAT payable.

As the Company was established after January 1, 1994, its exports are "zero-rated" for VAT purpose. Accordingly, subject to the changes described below, the Company charges no VAT on its exports and is entitled to claim a refund for the input tax incurred in respect of these exports.

Pursuant to subsequent tax authority circulars, with effect from July 1, 1995, the Company may no longer recover fully the input tax of its exports. An amount equivalent to "17% minus the applicable refund rate" times the FOB value of the exports will be noncreditable and nonrefundable. As the Company has a "bonded" arrangement with the customs authority and enjoys duty-exemption on its imported materials to be used for producing its exports, the amount of noncreditable and nonrefundable input tax will be "17% minus the applicable refund rate" times "the FOB value of the exports minus the (composite assessable) value of the duty-exempt imported materials matching the exports". This noncreditable and nonrefundable input tax shall be absorbed by the Company as part of the costs of exports. The applicable refund rate is currently 17% (1998: 11%).

      (b)  Enterprise Income Tax ("EIT")

In accordance with the "Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises", the Company is entitled to full exemption from EIT for the first three years and a 50% reduction for the next three years, commencing from the first profitable year after offsetting all tax losses carried forward from the previous years (at most five years).

The tax effects of temporary differences between financial and taxable income that give rise to deferred tax assets are principally related to the following:

                                                                     1999                  1998
                                                              --------------------  --------------------
           Net operating loss carryforward                              702,835               500,218

           Income tax basis in excess of financial basis of
              - Pre-operating expenses                                   48,572                69,971
              - Technical know-how                                      168,213               190,902
                                                              --------------------  --------------------

           Total gross deferred tax assets                              919,620               761,091

           Less valuation allowance                                    (919,620)             (761,091)
                                                              --------------------  --------------------

           Net deferred tax assets                                            -                     -
                                                              ====================  ====================

           The valuation allowance refers to the portion of the deferred tax assets that are not currently realizable. The realization of these benefits depends upon the Company's income in future years.


8.    RELATED PARTY TRANSACTIONS
      ---------------------------

The Company relies very heavily on CopyTele, Inc. for its purchase of the Company's products, its supplies to the Company of raw materials and components required for production. For the years ended October 31, 1999, 1998 and 1997, sales to CopyTele, Inc. accounted for 100 per cent of the Company's net sales. The Company purchases most of the required raw materials and imported components through CopyTele, Inc. For the years ended October 31, 1999, 1998 and 1997, purchase of materials and components through CopyTele, Inc. amounted to approximately Nil, USD 168,000 and USD 4,480,000 respectively. Purchase returns to CopyTele, Inc. during the year ended October 31, 1999 amounted to USD 1,467,000 (1998 and 1997: Nil)

The amounts due from/to CopyTele, Inc. arose mainly from the above transactions, are interest-free and have no fixed repayment terms.

9.    COMMITMENTS
      ------------

As of October 31, 1999, the Company had no material rental, capital or other purchase commitments.

10.   EMPLOYEES' PENSION PLAN
      ------------------------

The Company contributes annually to a government-sponsored pension scheme an amount equivalent to 25.5% of the total basic salary of its employees. This government-sponsored pension scheme will be responsible for payment of the pension liabilities relating to the retirees of the Company. Pension cost, which approximated USD 17,000, USD 37,000 and USD 18,000 for the years ended October 31, 1999, 1998 and 1997 respectively, has been accrued and funded on a current basis.